As filed with the Securities and Exchange Commission on August 18, 2023

Registration No. 333-273220

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

  TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GAMER PAKISTAN INC.
(Exact name of registrant as specified in its charter)

Delaware	7941	87-3732146
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

35 E Horizon Ridge Pkwy, Ste 110-481

Henderson, NV 89002-7906

(949) 449-0553

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Knopf

Chief Executive Officer

Gamer Pakistan Inc.

35 E Horizon Ridge Parkway, Suite 110-481

Henderson, NV 89002-7906

(949) 449-0553

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edward T. Swanson, Esq. Law Office of Edward T. Swanson 2071 N Altadena Dr Altadena, CA 91001 (310) 283-1035	Joel D. Mayersohn, Esq. Dickinson Wright PLLC 350 East Las Olas Blvd Ft. Lauderdale, FL 33301 Suite 1750 (954) 991-5426

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Note:  This Amendment No. 2 consists solely of Part II for the purpose of filing the consent of Mercurius & Associates, LLP, an independent registered public accounting firm as an exhibit to the registration statement.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses paid or payable by us in connection with the sale of the common stock being registered, excluding 9.25% underwriter discount, 2% non-accountable expense payment to the Underwriter, and $125,000 of accountable expenses payable to the Underwriter. All amounts shown are estimates.

Amount Paid or to be Paid
SEC registration fee	$2,500
FINRA filing fee	$2,500
Stock exchange listing fee	$50,000
Transfer agent’s fees and expenses	$5,000
Printing expenses	$15,000
Legal fees and expenses	$140,000
Accounting fees and expenses	$30,000
Blue Sky fees and expenses	$5,000
Miscellaneous expenses	$50,500
Total	$300,000

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or the DGCL, permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made if such person must have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought must determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The current certificate of incorporation and the bylaw of the registrant provide for indemnification by the registrant of its directors, senior officers and employees to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation must not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The current certificate of incorporation of the registrant provides for such limitation of liability.

We have entered into indemnification agreements with each of our directors and officers in which we have agreed to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of our company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

We intend to maintain insurance on behalf of the registrant and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15. Recent Sales of Unregistered Securities

On or about November 24, 2021, a total of 128 employees and consultants purchased from us an aggregate of 15,194,321 shares of Common Stock, or “founder shares,” for an aggregate purchase price of $1,519.43, or approximately $0.0001 per share, in a private placement.

In August 2022 through December 2022, a total of 69 investors purchased from us an aggregate of 8,684,998 shares of Common Stock, for an aggregate purchase price of $2,605,499.40, or approximately $0.30 per share.

Each of these purchasers is an accredited investor for purposes of Rule 501 of Regulation D. No underwriting discounts or commissions were paid with respect to such sales.

In each case, the securities issued as described above, were issued in reliance on the exemption from registration under applicable securities laws provided by Section 4(a)(2) of the Securities Act of 1933, and similar exemptions under state securities laws.

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Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

EXHIBIT INDEX

Number and Description of Exhibit-

1.1**	Form of Underwriting Agreement

3.1**	Certificate of Incorporation of Gamer Pakistan Inc. as in effect

3.2**	Bylaws of Gamer Pakistan Inc. as in effect

4.1**	Specimen certificate for common stock

4.2**	Form of Representative’s Warrant(included in Exhibit 1.1)

4.3**	Form of Lock-Up Agreement(included in Exhibit 1.1)

5.1*	Opinion of Edward T. Swanson, Esq.

10.1*	Form of Indemnification Agreement between the registrant and its officers and directors

10.2**	Founders Agreement form.

10.3**	ESP/K2 Gamer Assignment Agreement.

10.4*	Face Rebel Consulting Agreement.

10.5*	Agreement with Pixel Colony, LLC

10.6*	Agreement with Spivak Management Inc.

10.7*	Consulting Agreement with Kurt Warner

10.8**	Purchase Agreements re K2 Gamer Pakistan Inc.

10.09**	Promissory Note in favor of Sports Industry of India Inc. dated February 2023

10.10**	Memorandum of Understanding Between Elite Sports Pakistan and Inter University Consortium for the Promotion of Social Sciences Pakistan dated April 14, 2022

14.1*	Code of Business Conduct and Ethics

21.1*	List of Subsidiaries

23.1	Consent of Mercurius & Associates, LLP, an independent registered public accounting firm

23.2*	Consent of Edward T. Swanson, Esq. (included in Exhibit 5.1)

24.1	Power of attorney (included on signature page)

107**	Filing Fees Table

*	To be filed by amendment to this registration statement.
**	Previously filed.

(b)

Financial Statements. The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

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Item 17. Undertakings

(a)

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(i)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 2 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 18th day of August, 2023.

Gamer Pakistan Inc.

By:	/s/ James Knopf
Name:	James Knopf
Title:	CEO and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

/s/ James Knopf	Chief Executive Officer and Director	August 18, 2023
James Knopf	(Principal Executive Officer)

/s/ Hemant Jain*	Chief Financial Officer	August 18, 2023
Hemant Jain	(Principal Accounting and Financial Officer)

/s/ Keith Fredriksen*	Director	August 18, 2023
Keith Fredriksen

/s/ Sunday Zeller*	Director	August 18, 2023
Sunday Zeller

/s/ Michael Lang*	Director	August 18, 2023
Michael Lang

/s/ Marco Welch*	Director	August 18, 2023
Marco Welch

* By/s/ James Knopf		August 18, 2023
James Knopf
Attorney-in-fact

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